Exhibit 99.1

Willis Group Reports Third Quarter 2011 Results

4% reported growth and 2% organic growth in commissions and fees compared with third quarter of 2010

Reported operating margin of 11.8% compared with 14.5% in the third quarter of 2010; adjusted operating margin of 13.8% compared with 14.5% in the third quarter of 2010

Reported earnings per diluted share of $0.34 compared with $0.37 in the third quarter of 2010; adjusted earnings per diluted share of $0.41 compared with $0.37 in the third quarter of 2010

NEW YORK--(BUSINESS WIRE)--October 24, 2011--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter and nine months ended September 30, 2011.

“We achieved steady 2% organic growth in commissions and fees in a quarter complicated by a number of factors, including the impact from our operational review charge, further deterioration in the results of the Loan Protector business we talked about last quarter, and some favorable factors, including tax-related adjustments," said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Underlying all of this, however, organic growth within the Global and International segments came in strong – especially in light of the difficult markets. That growth was offset by negative 4% reported and organic growth in our North America segment driven by the disappointing Loan Protector results. Excluding the impact from that business, reported and organic growth in North America would have been flat. Importantly, we continue to execute against our plan to reduce expenses while implementing revenue initiatives and we believe we are well positioned for growth in 2012.”

Third Quarter 2011 Financial Results

Reported net income for the third quarter of 2011 was $60 million, or $0.34 per diluted share, compared with $64 million, or $0.37 per diluted share, in the same period a year ago. Reported net income for the third quarter of 2011 was negatively impacted by a $15 million (or $0.06 on a per diluted share basis) charge related to the 2011 operational review, as detailed later in the release.

Adjusted net income per diluted share, which excludes the impact of items detailed later in the release, was $0.41 in the third quarter of 2011, an increase of 11% compared with $0.37 in the third quarter of 2010. Foreign currency movements increased earnings per diluted share by $0.01 compared with the third quarter of 2010.

Total reported revenues for the quarter ended September 30, 2011 were $762 million compared with $733 million for the same period last year, an increase of 4%. Total commissions and fees were $755 million, an increase of 4% from $723 million in the third quarter of 2010. Foreign currency movements increased reported commissions and fees by 2% compared with the year ago period. Investment income was $7 million, compared with $10 million in the third quarter of 2010.

Organic growth in commissions and fees was 2% compared with the third quarter of 2010. Organic growth reflected net new business growth driven by improved client retention and new business generation.

North America Segment

In the North America segment, reported and organic commissions and fees declined 4% compared with the third quarter of 2010. The decline in commissions and fees was primarily due to lower revenue generated by Loan Protector. Excluding the Loan Protector results from both periods, organic commission and fee growth in the North America segment was flat compared with the third quarter of 2010.

The North America segment continues to face headwinds from ongoing softness in the overall insurance rate environment and a lack of sustained improvement in the US economy. Operating margin was 19.5% compared to 21.3% in the third quarter of 2010, primarily due to lower commissions and fees as a result of the decline in the Loan Protector business, partially offset by cost savings, largely driven by the 2011 operational review.

International Segment

The International segment reported 11% growth in commissions and fees compared with the same period in 2010, including a 6% favorable impact from foreign currency movements. Organic growth in commissions and fees was 5%, including double-digit expansion in Latin America and Eastern Europe. Continental Europe grew low-single digits, while the UK and Ireland retail market was down slightly. Operating margin was 1.9% compared with 4.3% in the third quarter of 2010. Higher amortization of retention awards and continued investment in future growth were the primary drivers of the margin decline, partially offset by the net effect of favorable foreign exchange movements.

Global Segment

The Global segment, which comprises the Reinsurance, Global Specialties, London Markets Wholesale, and Willis Capital Markets & Advisory business units, reported 12% growth in commissions and fees compared with the third quarter of 2010, including a 3% favorable benefit from foreign currency movements. Organic growth in commissions and fees was 9%. Each of the business units recorded positive growth, highlighted by Reinsurance which grew low double digits, driven primarily by new business growth and secondarily by revenues that may or may not recur in future periods related to a profitability initiative in that business unit. Global Specialties grew mid-single digits, driven by Energy, Marine and Construction while London Markets Wholesale and Willis Capital Markets & Advisory, each also had a positive quarter. Operating margin was 22.4% compared with 23.1% in the year ago quarter. The decrease in operating margin was driven by the net effect of unfavorable foreign currency movements and higher amortization of retention awards, partially offset by lower pension expense and strong growth in commissions and fees.

Other

Reported salaries and benefits were $490 million compared with $462 million in the third quarter of 2010. Salaries and benefits, as a percentage of revenues, were 64.3% compared with 63.0% in the third quarter of 2010. Reported salaries and benefits included $7 million of severance and other costs associated with the 2011 operational review charge. Excluding the impact of the charge, salaries and benefits as a percentage of revenues would have been 63.4%.

Incentive compensation included $48 million of amortization of cash retention payments in the third quarter of 2011 compared with $28 million in the third quarter of 2010. As of September 30, 2010, December 31, 2010 and September 30, 2011, approximately $193 million, $173 million, and $243 million, respectively, was included in other assets on the balance sheet, representing the unamortized portion of cash retention payments made before those dates.

Reported other operating expenses were $147 million compared with $129 million in the third quarter of 2010. Reported other operating expenses included $8 million of costs associated with the 2011 operational review. Other operating expenses were favorably impacted by a $5 million release of funds related to potential legal liabilities. Third quarter 2010 other operating expenses benefited from the release of a $7 million legal accrual. Other operating expenses, as a percentage of revenues, were 19.3% compared with 17.6% in the third quarter of 2010. Excluding the impact of the 2011 operational review charge, other expenses as a percentage of revenues would have been 18.2%.

Reported operating margin was 11.8% compared with 14.5% for the same period last year. Excluding the 2011 operational review charge, adjusted operating margin was 13.8% compared with 14.5% a year ago. The decline in the third quarter 2011 adjusted operating margin compared to the comparable prior period was primarily due to the negative impact attributable to Loan Protector’s reduced financial performance and increased amortization of retention awards, partially offset by savings associated with the 2011 operational review.

Nine Months 2011 Financial Results

Reported net income for the nine months ended September 30, 2011 was $179 million, or $1.02 per diluted share, compared with $357 million, or $2.09 per diluted share, in the same period a year ago. Reported net income was impacted by certain items, as detailed later in the release.

Adjusted earnings per diluted share, which excludes the impact of items detailed later in the release, were $2.30 compared with $2.18 in the comparable period of 2010. Foreign currency movements positively impacted adjusted earnings per diluted share by $0.06 compared to the same period in 2010.

Total reported revenues were $2,633 million compared with $2,504 million for the same period last year, an increase of 5%. Total commissions and fees were $2,609 million, an increase of 5% from $2,475 million for the first nine months of 2010. Foreign currency movements increased reported commissions and fees by 2% compared with the same period in 2010.

Organic growth in commissions and fees was 3% compared with the first nine months of 2010. This growth reflected net new business won of 4% partially offset by a negative 1% impact from declining premium rates and other market factors.

Reported operating margin was 18.4% compared with 23.0% for the same period last year. Excluding items detailed later in the release, adjusted operating margin was 23.6% for the first nine months of 2011, flat compared with the year ago period.

2011 Operational Review

The Company recorded a pre-tax charge of $15 million (or $0.06 on a per diluted share basis) in the third quarter of 2011 and $130 million (or $0.53 on a per diluted share basis) in the nine months ended September 30, 2011, related to the previously announced operational review. The Company has identified further opportunities for efficiencies and now anticipates that the total pre-tax charge in 2011 related to the operational review will be approximately $160 million compared to the previously announced estimate of approximately $130 million.

The Company anticipates that the operational review will now result in total cost savings of approximately $75 million in 2011 compared to the previously announced estimate of approximately $65 to $75 million. It is also anticipated that the Company will achieve annualized cost savings of approximately $115 to $125 million beginning in 2012 compared to previously announced estimates of $95 to $105 million.

Tax

The tax rate was 4% for the quarter ended September 30, 2011 and 17% for the nine months ended September 30, 2011. During the third quarter, the Company recorded an $8 million (or $0.05 on a per diluted share basis) tax benefit to update the Company’s estimated annual effective tax rate to 22% from the previously estimated 25%, driven by a change in estimate of the impact of costs associated with the 2011 Operational Review and changes in the geographic mix of income. Excluding the impact of certain non-recurring items, the estimate of the annual effective tax rate would be approximately 24%.

Capital

As of September 30, 2011, cash and cash equivalents totaled $363 million and total debt was $2.4 billion. Total equity was $2.7 billion.

Dividends

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on January 13, 2012 to shareholders of record on December 30, 2011.

Conclusion

“Make no mistake, Willis is making significant progress towards the goals that we had set out earlier this year. We are achieving expense savings from our operational review and gaining traction in many of our revenue initiatives,” said Mr. Plumeri. “Unfortunately, Loan Protector has had a greater than anticipated decline this quarter and that is expected to continue in the fourth quarter, resulting in a greater than anticipated negative impact on our earnings and margins in 2011. Accordingly, we now anticipate our full year 2011 adjusted earnings per share will fall in the range of $2.70 and $2.80 per diluted share, inclusive of the expected negative impact of Loan Protector in the fourth quarter but exclusive of any positive or negative impact from foreign exchange in the fourth quarter. Further, we now expect to achieve full year 2011 adjusted operating margin in the mid-22% range. Looking ahead, I remain steadfast in my conviction that we can and will achieve all our goals and we are on the right trajectory towards delivering significant growth in adjusted operating margin and adjusted earnings per share in 2012.”

Conference Call and Web Cast

A conference call to discuss the third quarter 2011 results will be held on Tuesday, October 25, 2011, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed on the Investor Relations page on www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through November 25, 2011 at 11:59 PM Eastern Time, by calling (866) 458-4762 (domestic) or +1 (203) 369-1319 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

FORWARD-LOOKING STATEMENTS

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, potential cost savings and acceleration of adjusted operating margin and adjusted earnings per share growth, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, market, environmental and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of the impact of the volume of foreclosures, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  the impact of the 2011 operational review and our ability to implement and realize anticipated benefits of such review and the Willis Cause, or any other initiative we pursue;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases, refinancings or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  our ability to receive dividends or other distributions in needed amounts from our subsidiaries;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  risks associated with non-core operations including underwriting, advisory or reputational;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘Risk Factors’ included in Willis’ Form 10-K for the year ended December 31, 2010 and the Form 10-Q for the quarter ended June 30, 2011. Copies of the Form 10-K and Form 10-Q are available online at http://www.sec.gov or www.willis.com or on request from the Company as set forth in Part I, Item 1 ‘Business – Available Information’ in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
Commissions and fees	$755	$723	$2,609	$2,475
Investment income	7	10	23	29
Other income	-	-	1	-
Total revenues	762	733	2,633	2,504
Expenses
Salaries and benefits (including share-based compensation of $9 million, $9 million, $33 million, $34 million)	490	462	1,580	1,404
Other operating expenses	147	129	464	413
Depreciation expense	17	14	56	45
Amortization of intangible assets	18	22	52	64
(Gain) / loss on disposal of operations	-	-	(4)	2
Total expenses	672	627	2,148	1,928
Operating income	90	106	485	576
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	171	-
Interest expense	38	40	112	124
Income before Income Taxes and Interest in Earnings of Associates	52	66	202	452
Income taxes	2	10	34	112
Income before Interest in Earnings of Associates	50	56	168	340
Interest in earnings of associates, net of tax	10	9	23	27
Net Income	$60	$65	$191	$367
Net income attributable to noncontrolling interests	-	(1)	(12)	(10)
Net Income attributable to Willis Group Holdings plc	$60	$64	$179	$357

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders
- Basic	$0.35	$0.38	$1.04	$2.10
- Diluted	$0.34	$0.37	$1.02	$2.09
Average Number of Shares Outstanding
- Basic	173	170	172	170
- Diluted	176	171	175	171
Shares Outstanding at September 30 (thousands)	173,312	170,564	173,312	170,564

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	September 30, 2011	December 31, 2010
Current Assets
Cash & cash equivalents	$363	$316
Accounts receivable, net	903	839
Fiduciary assets	10,090	9,569
Deferred tax assets	21	36
Other current assets	320	340
Total current assets	11,697	11,100

Non-current Assets
Fixed assets, net	387	381
Goodwill	3,297	3,294
Other intangible assets, net	440	492
Investments in associates	186	161
Deferred tax assets	5	7
Pension benefits asset	261	179
Other non-current assets	342	233
Total non-current assets	4,918	4,747
Total Assets	$16,615	$15,847

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$10,090	$9,569
Deferred revenue and accrued expenses	287	298
Income taxes payable	38	57
Short-term debt and current portion of long term debt	114	110
Deferred tax liabilities	17	9
Other current liabilities	274	266
Total current liabilities	10,820	10,309

Non-current Liabilities
Long-term debt	2,285	2,157
Liability for pension benefits	128	164
Deferred tax liabilities	124	83
Provision for liabilities	179	179
Other non-current liabilities	362	347
Total non-current liabilities	3,078	2,930
Total Liabilities	13,898	13,239

Equity attributable to Willis Group Holdings plc	2,688	2,577
Noncontrolling interests	29	31
Total Equity	2,717	2,608
Total Liabilities and Equity	$16,615	$15,847

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data)(unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2. Segment presentation

Effective January 1, 2011 the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, which was previously reported in the International segment, is now reported in the Global segment, and Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

3. Analysis of Commissions and Fees

The following tables reconcile organic commissions and fees growth by segment to the percentage change in reported commissions and fees for the three and nine months ended September 30, 2011, respectively:

	Three months ended September 30,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global (b)	$ 236	$ 210	12%	3%	-%		9%
North America (b)	316	330	(4)%	-%	-%	(c)	(4)%
International (b)	203	183	11%	6%	-%		5%
Commissions and fees	$ 755	$ 723	4%	2%	-%		2%
	Nine months ended September 30,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global (b)	$865	$790	9%	3%	-%		6%
North America (b)	998	1,023	(2)%	-%	-%	(c)	(2)%
International (b)	746	662	13%	7%	-%		6%
Commissions and fees	$2,609	$2,475	5%	2%	-%		3%

(a) Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

(b) Effective January 1, 2011, the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

(c) Included in North America reported commissions and fees were legacy HRH contingent commissions of $1million in the third quarter of 2011 compared with $1 million in the third quarter of 2010 and $5 million in the first nine months of 2011 compared with $11 million in the first nine months of 2010.

Note: Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

4. Cash Retention Awards

As part of the Company’s incentive compensation, the Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three and nine months ended September 30, 2011 and 2010:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Cash retention awards made	$2	$4	$208	$189

Amortization of cash awards (included in Salaries and benefits)	$48	$28	$136	$88

Unamortized cash retention awards (included in Other assets)	$243	$193	$243	$193

5. 2011 Operational Review

In the three and nine months ended September 30, 2011, the Company incurred expenses totaling $15 million ($11 million or $0.06 per diluted share after tax) and $130 million ($92 million or $0.53 per diluted share after tax), respectively, in connection with the previously announced 2011 operational review.

The following table provides an analysis by expense category:

	Three months ended September 30,	Nine months ended September 30,
	Pre-tax	Pre-tax
Expense category	2011	2011
Salaries and benefits – severance (a)	$7	$64
Salaries and benefits - other (b)	-	35
Other operating expenses	8	26
Depreciation	-	5
	$15	$130

(a) Severance costs relate to approximately 200 positions that have been eliminated in the third quarter of 2011, including $1 million relating to waived retention awards. Severance costs in the first nine months of 2011, relate to approximately 800 positions that have been eliminated, including $3 million relating to waived retention awards.

(b) Other salaries and benefits costs relate primarily to contract buyouts.

6. Adjusted Operating Income and Adjusted Operating Margin

The following tables reconcile adjusted operating income to operating income, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2011 and 2010, respectively:

	Three months ended September 30,
	2011	2010	% Change
Operating Income	$ 90	$ 106	(15)%
Excluding:
2011 operational review (a)	15	-

Adjusted Operating Income	$ 105	$ 106	(1)%
Operating Margin, or Operating Income as a percentage of Total Revenues	11.8%	14.5%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	13.8%	14.5%
	Nine months ended September 30,
	2011	2010	% Change
Operating Income	$485	$576	(16)%
Excluding:
2011 operational review (a)	130	-
FSA regulatory settlement (b)	11	-
(Gain) / loss on disposal of operations	(4)	2
Venezuela currency devaluation (c)	-	12

Adjusted Operating Income	$622	$590	5%
Operating Margin, or Operating Income as a percentage of Total Revenues	18.4%	23.0%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	23.6%	23.6%

(a) Charge relating to the 2011 operational review, including $7 million of severance costs relating to the elimination of approximately 200 positions in the third quarter of 2011 and $64 million of severance costs related to the elimination of approximately 800 positions in the first nine months of 2011.

(b) Regulatory settlement with the Financial Services Authority (FSA).

(c) With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

7. Adjusted Net Income and Adjusted Earnings per Diluted Share

The following tables reconcile adjusted net income to net income, the most directly comparable GAAP measure, for the three and nine months ended September 30, 2011 and 2010, respectively:

	Three months ended September 30,			Per diluted share Three months ended September 30,
	2011	2010	% Change	2011	2010	% Change
Net Income attributable to Willis Group Holdings plc, GAAP basis	$60	$64	(6)%	$0.34	$0.37	(8)%

Excluding:
2011 operational review charge, net of tax ($4 million), ($nil) (a)	11	-		0.06	-
Tax adjustment on make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	1	-		0.01	-

Adjusted Net Income	$72	$64	13%	$0.41	$0.37	11%

Diluted shares outstanding	176	171

7. Adjusted Net Income and Adjusted Earnings per Diluted Share (continued)

	Nine months ended September 30,			Per diluted share Nine months ended September 30,
	2011	2010	% Change	2011	2010	% Change
Net Income attributable to Willis Group Holding plc, GAAP basis	$179	$357	(50)%	$1.02	$2.09	(51)%

Excluding:
2011 operational review charge, net of tax ($38 million), ($nil) (a)	92	-		0.53	-
(Gain) / loss on disposal of operations, net of tax ($nil), ($(1))	(4)	3		(0.02)	0.02
FSA regulatory settlement, net of tax ($nil), ($nil) (b)	11	-		0.06	-
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($46 million), ($nil)	125	-		0.71	-
Venezuela currency devaluation, net of tax ($nil), ($nil) (c)	-	12		-	0.07

Adjusted Net Income	$403	$372	8%	$2.30	$2.18	6%

Diluted shares outstanding, GAAP basis	175	171

(a) Charge relating to the 2011 operational review, including $7 million of severance costs relating to the elimination of approximately 200 positions in the third quarter of 2011 and $64 million of severance costs related to the elimination of approximately 800 positions in the first nine months of 2011.

(b) Regulatory settlement with the Financial Services Authority (FSA).

(c) With effect from January 1, 2010 the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

8. Condensed Consolidated Income Statements by Quarter

	2010						2011
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Revenues
Commissions and fees	$963	$789	$723	$2,475	$825	$3,300	$1,000	$854	$755	$2,609
Investment income	9	10	10	29	9	38	8	8	7	23
Other income	-	-	-	-	1	1	-	1	-	1
Total Revenues	972	799	733	2,504	835	3,339	1,008	863	762	2,633
Expenses
Salaries and benefits	486	456	462	1,404	469	1,873	584	506	490	1,580
Other operating expenses	149	135	129	413	153	566	153	164	147	464
Depreciation expense	15	16	14	45	18	63	20	19	17	56
Amortization of intangible assets	21	21	22	64	18	82	17	17	18	52
Net loss/(gain) on disposal of operations	-	2	-	2	-	2	(4)	-	-	(4)
Total Expenses	671	630	627	1,928	658	2,586	770	706	672	2,148
Operating Income	301	169	106	576	177	753	238	157	90	485
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	-	-	-	-	171	-	-	171
Interest expense	43	41	40	124	42	166	40	34	38	112
Income before Income Taxes and Interest in Earnings of Associates	258	128	66	452	135	587	27	123	52	202
Income tax charge	67	35	10	112	28	140	1	31	2	34
Income before Interest in Earnings of Associates	191	93	56	340	107	447	26	92	50	168
Interest in earnings of associates, net of tax	20	(2)	9	27	(4)	23	16	(3)	10	23
Net income	211	91	65	367	103	470	42	89	60	191
Net income attributable to noncontrolling interests	(7)	(2)	(1)	(10)	(5)	(15)	(8)	(4)	-	(12)
Net Income attributable to Willis Group Holdings plc	$204	$89	$64	$357	$98	$455	$34	$85	$60	$179
Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$1.20	$0.52	$0.37	$2.09	$0.57	$2.66	$0.20	$0.48	$0.34	$1.02
Average Number of Shares Outstanding
- Diluted	170	171	171	171	172	171	174	176	176	175

9. Segment Information by Quarter

	2010						2011
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Commissions and Fees
Global	$331	$249	$210	$790	$204	$994	$358	$271	$236	$865
North America	365	328	330	1,023	346	1,369	356	326	316	998
International	267	212	183	662	275	937	286	257	203	746
Total Commissions and Fees	$963	$789	$723	$2,475	$825	$3,300	$1,000	$854	$755	$2,609

Total Revenues
Global	$334	$251	$212	$797	$206	$1,003	$361	$274	$237	$872
North America	368	333	334	1,035	350	1,385	358	328	318	1,004
International	270	215	187	672	279	951	289	261	207	757
Total Revenues	$972	$799	$733	$2,504	$835	$3,339	$1,008	$863	$762	$2,633

Operating Income
Global	$154	$87	$49	$290	$30	$320	$175	$89	$53	$317
North America	93	68	71	232	88	320	85	61	62	208
International	87	41	8	136	90	226	86	56	4	146
Corporate and Other (a)	(33)	(27)	(22)	(82)	(31)	(113)	(108)	(49)	(29)	(186)
Total Operating Income	$301	$169	$106	$576	$177	$753	$238	$157	$90	$485

Organic Commissions and Fees Growth
Global	7%	9%	4%	7%	7%	7%	8%	3%	9%	6%
North America	1%	(1)%	2%	1%	(1)%	-%	(1)%	-%	(4)%	(2)%
International	3%	6%	6%	5%	8%	5%	6%	6%	5%	6%
Total Organic Commissions and Fees Growth	3%	4%	4%	4%	4%	4%	4%	3%	2%	3%

Operating Margin
Global	46.1%	34.7%	23.1%	36.4%	14.6%	31.9%	48.5%	32.5%	22.4%	36.4%
North America	25.3%	20.4%	21.3%	22.4%	25.1%	23.1%	23.7%	18.6%	19.5%	20.7%
International	32.2%	19.1%	4.3%	20.2%	32.3%	23.8%	29.8%	21.5%	1.9%	19.3%
Total Operating Margin	31.0%	21.2%	14.5%	23.0%	21.2%	22.6%	23.6%	18.2%	11.8%	18.4%

(a) Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, significant legal settlements which are managed centrally, and costs associated with the 2011 Operational Review.

CONTACT:
Willis Group Holdings plc
Investors:
Peter Poillon
(212) 915-8084
Email: peter.poillon@willis.com
or
Media:
Ingrid Booth
+44 203 124-7182
Email: boothi@willis.com